EXHIBIT 10.23

Change in Control Agreement Amendment

Effective October 4, 2004, this Amendment amends the Change in Control Agreement (the "Agreement"), entered into as of July 17, 2000 by and between Salem Jamil, an individual ("Executive") and Corio, Inc., a Delaware corporation (the "Company").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 1. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"1. Benefits Upon a Change in Control. If (i) during the term of this Agreement and while Executive remains an employee of the Company, the Company shall be subject to the consummation of a Change in Control and (ii) within one (1) year following such Change in Control the Company terminates the employment of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, then in such case Executive shall be entitled to receive the following: (A) Executive's base salary and vacation accrued through the Termination Date, (B) vesting of all outstanding stock options and other equity arrangements subject to vesting and held by Executive through the Termination Date that had vested as of the Termination Date, plus acceleration of an additional twelve (12) months of vesting of such options and other equity arrangements, (C) base salary continuance, excluding any rights to a bonus and any payment rights other than base salary, for six months after the Termination Date, and (D) to the extent required by COBRA only, continuation of group health benefits pursuant to the Company's standard programs in effect at the Termination Date, for a period of not less than 18 months (or such longer period as may be required by COBRA), provided that Executive makes the necessary conversion and payments."

2. Section 6. Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6. Term of Agreement. This Agreement shall commence as of the date first set forth above and shall continue until the date (the "Termination Date") which is the earlier of (i) the date that Executive ceases to be an employee of the Company, for any reason, and (ii) December 31, 2007. Any benefits accruing to Executive under Section 1 hereof prior to or upon the Termination Date shall survive termination of the Agreement, and any obligations of Executive under Sections 1, 4 and 5 hereof shall survive any such termination."

The remaining provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY

CORIO, INC.

By: /s/ GEORGE KADIFA

George Kadifa

President and CEO

EXECUTIVE

/s/ SALEM JAMIL

Salem Jamil

[Signature Page to Change in Control Agreement Amendment]